Exhibit 10.1

March 14, 2005

Neco Can

[Address omitted]

Dear Neco:

We are pleased to extend an offer to join our team as Chief Information Officer.  In this position, you will report to me.

J. Crew is a company committed to creativity, quality and teamwork.  We believe that you meet the high standards that we look for in our associates and are confident that, if you join our team, we can provide you with professional challenges and rewarding opportunities.  This letter sets forth the terms of our offer to you.

Annual Salary

Your annual salary will be  $300,000, payable biweekly in accordance with our normal payroll practices.

Sign on Bonus

In addition, you will receive a $75,000 sign-on bonus, payable within 30 days after your start date. This is contingent upon you being actively employed by us on the date of actual payout and is subject to applicable tax withholdings.  If you voluntarily terminate your employment for any reason within one year after your start date, you agree to repay a prorated amount of this bonus based on your last day of employment within 30 days after your last day of employment.

Annual Bonus

Starting in fiscal year 2005, you will participate in J. Crew’s bonus plan which provides for annual bonuses as a reward for performance.  You will be eligible to receive an annual bonus with a target of 25% based on the achievement of specified company financial results and individual performance.  Bonus payment is contingent upon you being an active associate on the date of actual payout (bonuses are generally paid in mid-April after the end of the fiscal year) and is subject to applicable tax withholdings.  Any bonus that you receive for fiscal year 2005 will be prorated based on your start date.

Stock Options

You will be eligible to participate in J. Crew’s stock option plan.  Subject to approval of the Compensation Committee of the Board of Directors and the provisions of the company’s stock option plan, you will receive non-qualified stock options to purchase 15,000 shares of J. Crew Group, Inc. common stock as soon as practicable after your start date.  The exercise price will be determined by the Compensation Committee of the Board of Directors and 25% of these options will vest and become exercisable each year on each anniversary of the grant date beginning with the first anniversary thereof, provided you continue to be actively employed by us on each vesting date.

Commuting Expenses and Housing Allowance

We will reimburse you for your reasonable commuting costs to travel between your home in Ohio and the company’s offices in New York City, subject to applicable tax withholdings.  We will also provide you with a monthly housing allowance equal to your actual out-of-pocket cost to maintain housing in the New York area (up to a maximum of  $2,500 per month), subject to applicable tax withholdings. These will be provided for up to eighteen (18) months following your start date, provided that you remain actively employed by us.

Relocation Assistance

In the event that you decide to relocate your primary residence to the New York area, we will provide you with relocation assistance consistent with the terms of our relocation policy in effect at such time.  If you voluntarily terminate your employment for any reason within one year after your relocation date, you agree to repay the full amount of all payments, benefits and expense reimbursements you received in connection with your relocation within 30 days after your last day of employment.

Benefits

We want you to stay healthy, have a secure financial future and live a balanced work life.  Accordingly, we offer a competitive benefits package to help you do this, including medical and dental insurance, paid time off, 401(k) savings plan (after 1 year with us), tuition reimbursement, etc.

Confidential Information and Ownership

You acknowledge that as Chief Information Officer you will have access to valuable confidential, proprietary and/or trade secret information of the Company. You agree that during your employment and at all times thereafter you will hold in strict confidence any proprietary or Confidential Information related to the Company or its affiliates.  “Confidential Information” shall mean all information of the Company and its affiliates in whatever form which is not generally known to the public, including, without limitation, IT systems and processes, financial information, customer and vendor information, marketing plans and strategies, designs and fit specifications, business concepts, store information, trade secrets, and information relating to merchandising, distribution, planning and inventory control.  In addition, you agree that all systems, processes, designs, strategies, materials and useful ideas developed or generated by you, in whole or in part, in connection with your employment will constitute the Company’s sole and exclusive property.

Restrictive Covenants

As additional consideration for J.Crew extending this offer and in light of the sensitive nature of the Chief Information Officer position, you agree to comply with the following covenants: You agree that during your employment and for twelve months following your last date of employment (“Termination Date”), you will not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations or any other area in which the Company or any of its affiliates conducts business or in which the Company or any of its subsidiaries’ customers are located as of the Termination Date, provided that the foregoing restriction will not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company, and (ii) solicit or cause another to solicit any customers or suppliers of the Company or any of its affiliates to terminate or otherwise adversely modify their relationship with the Company or any such affiliates.  “Competitive Business” means any business in competition with the retail, mail order and internet apparel and accessories business and any other material business the Company or its affiliates is engaged in on the Termination Date.  You further agree that, during your employment and for one year thereafter, you will not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company or any of its affiliates on behalf of any person or entity other than the Company.

Proprietary Information and Trade Secrets of Others

You represent to J. Crew that you do not have any other agreements, arrangements or commitments with any other person or entity that conflict with accepting this offer or performing your obligations and that you will not disclose to J. Crew or use any proprietary information or trade secrets of another person or entity, including any former employers.  You also agree that you will keep all proprietary, confidential information of J. Crew strictly confidential and not disclose any such information during or after your employment without J. Crew’s prior written consent, and that you will abide by all J. Crew policies, including, but not limited to, those contained in the J. Crew Code of Ethics and Business Practices.

At Will Employment

By reviewing and signing this letter, you understand that your employment is “at will” and may be terminated by you or the company at any time and for any reason, and that this letter does not constitute an employment contract.  In addition, you acknowledge that, in light of the highly sensitive and confidential nature of the position you are being offered, this offer is expressly contingent upon the successful completion of an extensive background screen and reference check once you accept and may be withdrawn at any time.

If you agree that J. Crew and this offer are right for you, kindly sign and date the enclosed copy of this letter and return it in the enclosed self-addressed stamped envelope.  Please keep the other copy for your records.  If you have any questions, please do not hesitate to contact me at 212.209.2775.

We are truly excited to have you join our team and look forward to working with you.

Very truly yours,

/s/ Roxane Al-Fayez

Roxane Al-Fayez
Executive Vice President
Direct Operations, Distribution Centers & Information Technology

AGREED TO AND ACCEPTED:

/s/ Neco Can	Date: March 18, 2005
Neco Can